As filed with the Securities and Exchange Commission on October 8, 2010.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	93-0925818 (I.R.S. Employer Identification No.)

7250 Redwood Blvd., Suite 300, Novato, CA (Address of Principal Executive Offices)	94945 (Zip Code)

SONIC SOLUTIONS 2004 EQUITY COMPENSATION PLAN, Amended and Restated July 2010
SONIC SOLUTIONS 2010 INDUCEMENT EQUITY COMPENSATION PLAN
(Full title of the plan)

David C. Habiger
Chief Executive Officer
Sonic Solutions
7250 Redwood Blvd., Suite 300
Novato, CA  94945
(Name and address of agent for service)

415/893-8000
(Telephone number, including area code, of agent for service)

Copy to:
James R. Tanenbaum, Esq.
Nilene R. Evans, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 468-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐        Accelerated filer ☒        Non-accelerated filer ☐    Smaller reporting company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	7,000,000 (2)	$10.83 (3)	$75,810,000 (3)	$5406 (3)
(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above referenced plans.
(2)  This total represents an additional 6,000,000 and 1,000,000 shares of Common Stock authorized for issuance under the Registrant’s 2004 Equity Compensation Plan, Amended and Restated July 2010 and 2010 Inducement Equity Compensation Plan, respectively.
(3)  Calculated solely for purposes of this offering under Rules 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low price per share of Sonic Solution’s Common Stock on the Nasdaq Global Select Market on October 1, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

Sonic Solutions (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)
The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and the amendment thereto filed with the SEC on July 26, 2010, which includes audited financials for the Registrant’s latest fiscal year.

(b)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

(c)
The description of the Common Stock of the Registrant contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act registering such Common Stock under Section 12 of the Exchange Act, and any subsequent amendment or report filed for the purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Pursuant to Sections 204(a), 309 and 317 of the California Corporations Code, as amended, the Registrant has included in its Articles of Incorporation, as amended (the “Articles”) and Bylaws, as amended (the “Bylaws”) provisions regarding the indemnification of officers and directors of the Registrant.  Article III of the Articles provides as follows:

“ARTICLE III

Section 1.  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article IV [sic] shall not adversely affect any right or protection of a director under this Article IV [sic] that existed at or prior to the time of such amendment, repeal or modification. If, after the effective date of this Article, California law is amended in a manner that permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law so amended.

Section 2.  The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders.  The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the Corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

Section 30 of the Bylaws provides as follows:

“30.  Indemnification of Directors and Officers.

(a)  Indemnification of Directors and Officers. Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereafter a “Proceeding”), by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director or officer of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer (for the purposes of this section 30, “Officers” or “Directors”), shall be indemnified and held harmless by the corporation to the fullest extent authorized by statutory and decisional law, as the same exists or may hereafter be interpreted or amended (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any director or officer as a result of the actual or deemed receipt of any payments under this Section 30) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereafter “Expenses”). The right to indemnification conferred in this Article shall be a contract right.  It is the corporation’s intention that these Bylaws provide indemnification of officers and directors in excess of that expressly permitted by Section 317 of the CCC, as authorized by the corporation’s Articles of Incorporation.

(b) [not relevant]

(c)  Actions by the Corporation. Notwithstanding the foregoing, the corporation shall not be required to advance such Expenses to any Director or Officer who is party to a Proceeding brought by the corporation and approved by a majority of the Board of Directors that alleges willful misappropriation of corporate assets by such Director or Officer, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such Director’s or Officer’s duty to the corporation or its shareholders.

(d)  Authority to Advance Expenses. Expenses incurred by Officers or Directors (acting in their capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided, however, that if required by the CCC then in effect, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section 30 or otherwise.  Expenses incurred by Employees or Agents of the corporation (or by the Directors or Officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon the receipt of a similar undertaking, if required by law, and upon such other terms and conditions as the Board of Directors deems appropriate.  Any obligation to reimburse the corporation for Expense advances shall be unsecured, and no interest shall be charged thereon.

(e)  Provision Nonexclusive. The rights conferred on any person by this Section 30 shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.  To the extent that any provision of the Articles of Incorporation, agreement, or vote of the shareholders or disinterested directors is inconsistent with these Bylaws, the provision, agreement, or vote shall take precedence.

(f)  Authority to Insure. The corporation may purchase and maintain insurance to protect itself and any Directors, Officers, Employees or Agents, as the case may be, against any Expense asserted against or incurred by such person or persons, whether or not the corporation would have the power to indemnify such person or persons against such Expense under applicable law or the provisions of this Section 30, provided that, in cases where the corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317 of the CCC.

(g)  Survival of Rights. The rights provided by this Section 30 shall continue as to a person who has ceased to be an Officer or Director and shall inure to the benefit of the heirs, executors, and administrators of such Officer or Director.

(h)  Settlement of Claims. The corporation shall not be liable to indemnify any Director or Officer under this Section 30 for (i) any amounts paid in settlement of any action or claim effected without the corporation’s written consent, which consent shall not be unreasonably withheld; or (ii) any judicial award, if the corporation was not given a reasonable and timely opportunity to participate, at its expense, in the defense of such action.

(i)  Effect of Amendment. Any amendment, repeal, or modification of this Section 30 shall not adversely affect any right or protection of any Director or Officer existing at the time of such amendment, repeal, or modification.

In addition, the Registrant has entered into indemnity agreements with certain of its directors and executive officers to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit No.                                                                Description

5.1	Opinion of Morrison & Foerster LLP as to the legality of the securities being registered

23.1	Consent of Armanino McKenna LLP, Independent Registered Public Accounting Firm

23.2	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

23.3	Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(C)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, However, That:

(A)  Paragraphs (1)(A) and (1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on October 7, 2010.

SONIC SOLUTIONS

By: /s/ David C. Habiger
 David C. Habiger
 President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David C. Habiger and Paul F. Norris, and each or any one of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to sign any and all additional Registration Statements relating to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Further, pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ David C. Habiger	President and Chief Executive Officer	October 7, 2010
David C. Habiger	(principal executive officer)

/s/ Paul F. Norris	Executive Vice President, Chief Financial Officer and Treasurer	October 7, 2010
Paul F. Norris	(principal financial officer and principal accounting officer)

/s/ Robert J. Doris	Chairman of the Board	October 7, 2010
Robert J. Doris

/s/ Robert L. Greber	Director	October 7, 2010
Robert L. Greber

/s/ R. Warren Langley	Director	October 7, 2010
R. Warren Langley

/s/ Peter J. Marguglio	Director	October 7, 2010
Peter J. Marguglio

/s/ Mary C. Sauer	Director	October 7, 2010
Mary C. Sauer

Exhibit Index

Exhibit No.                                                           Description

5.1	Opinion of Morrison & Foerster LLP as to the legality of the securities being registered

23.1	Consent of Armanino McKenna LLP, Independent Registered Public Accounting Firm

23.2	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

23.3	Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)